Exhibit 99.1

For Immediate Release
January 11, 2012

Iveda Solutions Jumpstarts the New Year with US $2.2 M SafeCitiTM Contract

Mesa, AZ (January 11, 2012) – Iveda Solutions, Inc. (OTCBB:IVDA) announced today that MEGAsys, its subsidiary in Taiwan, was awarded a remote digital video recording systems engineering contract by the New Taipei City Police Department. The award is worth NT$ 66,511,768 (approximately US$2.2 million) over the contract period. The New Taipei City
Police Department project commences on January 13th and is expected to be completed in June 2012.

“This is a great way to start the New Year and I am proud of our team in Taiwan. We anticipate similar SafeCitiTM deployments in the U.S. and Latin America this year to leverage of our successes in Asia,” said David Ly, president and CEO of Iveda Solutions.

The project includes new cameras and existing camera integration, fiber network, city-wide camera and network engineering and design, field construction, and utilizing an existing NVR system.

“We have seen a high demand for salvaging existing infrastructure as cities around the world experience dwindling resources while the need for enhanced public safety and security is on the rise. Iveda Solutions’ cloud centralization of traditional isolated and detached video systems has enhanced utilization and improved capabilities for police work,” said Ly.

The network engineering design includes cameras on street intersections and videos terminating in local police stations and utilizes the Internet and virtual public network (VPN) technology. The goal of the street intersection monitoring system is to record people and vehicles, including license plate numbers. The cameras are equipped to achieve all-weather operation. The video resolution will be set at 720x480 pixels and 15 frames per second. This allows police a clear identification of a vehicle’s license plate when subject vehicle is moving at a speed of 80 kilometers per hour.

“Winning this project affirms MEGAsys’ ability to execute large and complex SafeCitiTM deployments. The New Taipei City Police Department entrusted this project to our company based on our performance with a similar, recently-completed project for the Department,” said Ching H. Fan, general manager of MEGAsys.

The project includes Wugu, Sanchong, Tamsui, Luzhou, Tucheng, Xindian, Xinzhuang, Ruifang, and Linkou district, New Taipei City.

The New Taipei City Police Department project is an example of how Iveda Solutions’ cloud video surveillance solution is effectively integrating all kinds of video systems into one managed video platform. Iveda Solutions is able to engineer a solution that takes into consideration how video data is first obtained, processed, transported, secured, stored, distributed, and centrally managed.  The solution provides functional tools for the New Taipei City Police Department to gain access to live and archived videos on demand throughout its jurisdiction.
The contract also provides that the New Taipei City Police Department has the right to expand the project to additional cities within the next two years at a cost of up to NT$76,806,591 (approximately US$2.5 million).

This new project demonstrates MEGAsys’ dominance in SafeCitiTM deployments in the region.

About Iveda Solutions

Iveda Solutions, Inc. (OTCBB:IVDA) is a premier online surveillance technology innovator and Managed Video Services provider. Based in Mesa, AZ, with a subsidiary in Taiwan (MEGAsys), the company develops and markets enterprise-class video hosting and real-time remote surveillance services. Iveda Solutions has a SAFETY Act Designation by the Department of Homeland Security as a Qualified Anti-Terrorism Technology provider. For more information call 800-385-8618 or visit www.ivedasolutions.com.

This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors. Iveda Solutions’ business is subject to significant risks and uncertainties discussed more thoroughly in Iveda Solutions’ SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2010 and its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements made herein are qualified by such risk factors and readers are advised to read such factors carefully. Iveda Solutions undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Luz A. Berg
COO & CMO
Iveda Solutions, Inc.
480 307-8700
lberg@ivedasolutions.com